Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Glenmede Fund, Inc. of our report dated December 21, 2018, relating to the financial statements and financial highlights, which appears in Quantitative U.S. Long/Short Equity Portfolio’s Annual Report on Form N-CSR for the year ended October 31, 2018. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 14, 2019